SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               BIOVAIL CORPORATION
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             (Exact name of registrant as specified in its charter)

Canada                                                [Not Applicable]
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(Jurisdiction of incorporation)             (I.R.S. Employer Identification No.)

2488 Dunwin Drive
Mississauga, Ontario, Canada                               L5L 1J9
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(Address of principal executive offices)                 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                      Name of each exchange on which
     to be so registered                      each class is to be registered
     -------------------                      ------------------------------

     Convertible Subordinated                 New York Stock Exchange, Inc.
     Preferred Equivalent Debentures

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ x ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates:

                                       N/A
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                                 (if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of class)

Item 1. Description of Registrant's Securities to Be Registered.

                          DESCRIPTION OF THE SECURITIES

     Set forth below is a description of the principal terms of the Company's 6.75% Convertible Subordinated Preferred Equivalent Debentures (the "Securities"). The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture dated as of March 22, 2000 (the "Indenture") between the Company and Firstar Bank N.A. (the "Trustee"). The Indenture is qualified as an indenture under the U.S. Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the Trustee is eligible to act as trustee for purposes of compliance with the Trust Indenture Act. A copy of the form of the Indenture has been filed with the SEC as an exhibit to the Company's Registration Statement on Form F-10 (Registration No. 333-11580). The following summary of certain material provisions of the Indenture does not purport to be complete. Where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summary or terms, which are qualified in their entirety by such reference. As used under this heading "Description of the Securities", all references to the "Company" refer to Biovail Corporation excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. Other capitalized terms used without definition are defined in the Indenture.

General

     The Securities will be issued as unsecured convertible junior subordinated debentures under the Indenture and were initially issued in the principal amount of $300,000,000 ($345,000,000 if the Over-allotment Option is exercised in full). The Company may from time to time, and without the consent of the holders of the Securities, create and issue additional Securities so as to form a single issue with the Securities.

     The Securities are not subject to a sinking fund provision. The principal amount of the Securities plus accrued and unpaid interest thereon will become due on March 31, 2025 and will be payable by cash or, at the option of the Company, by delivery of Shares to the Trustee and subsequent sale of the Shares and delivery of cash equal to the principal amount of the Securities and accrued and unpaid interest thereon to the holders of the Securities. See "--Share Payment Election" below.

     The Securities will be issued in fully-registered form only in denominations of $50 and integral multiples thereof. The Securities were initially issued as global fully-registered securities ("Global Securities"). Beneficial interests in the Global Securities representing the Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See "--The Depository, Book-Entry and Settlement" below. As described herein, under certain limited circumstances, the Securities may be issued in certificated non-book-entry form in exchange for a Global Security. See "--Discontinuance of Depository's Services" below. Payments on Securities issued as a Global Security will be made to DTC or a successor depository.

     In the event that the Securities are issued in certificated non-book-entry form, principal and interest will be payable, the transfer of such Securities will be registerable and such Securities will be exchangeable for Securities of such series in other denominations of a like aggregate principal amount at the corporate trust office of the Trustee, 101 East 5th Street, 12th floor, St. Paul, Minnesota 55101 or its designated agent. Payment of principal and interest will be made by check mailed to the address of the holder entitled thereto. Any holder of $1 million or more aggregate principal amount of Securities may elect to receive payments of principal and interest by wire transfer to an account designated by such holder.



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

Subordination

     The Indenture provides that the Securities are subordinated and junior in right of payment to all present and future Senior Indebtedness of the Company. No payment of principal (including redemption payments) or interest on the Securities may be made (1) if any Senior Indebtedness is not paid when due and any applicable grace period with respect to such payment default on Senior Indebtedness has ended and such default has not been cured or waived or ceased to exist, or (2) if the maturity of any Senior Indebtedness has been accelerated because of a default and either such acceleration has not been rescinded or such Senior Indebtedness has not been repaid. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due on all Senior Indebtedness of the Company must be paid in full before the holders of the Securities are entitled to receive or retain any payment.

     The term "Senior Indebtedness" means, with respect to the Company:

     (1) the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company, including any such securities issued under any deed, indenture or other instrument to which the Company is a party (including, for the avoidance of doubt, indentures pursuant to which subordinated debentures have been or may be issued),

     (2)  all capital lease obligations of the Company,

     (3) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company, all hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

     (4) all obligations of the Company for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction,

     (5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise, and

     (6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), in each case whether outstanding at the date of the Indenture or thereafter incurred, except for (A) the Securities, (B) any such indebtedness that contains express terms, or is issued under a deed, indenture or other instrument which contains express terms, providing that it is subordinate to or ranks pari passu with the Securities and (C) any indebtedness between the Company and its affiliates.

     Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions of the Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness notwithstanding that no express written subordination agreement may have been entered into between the holders of such Senior Indebtedness and the Trustee or any of the holders of the Securities.



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

     The Securities are also be effectively subordinate to all present and future indebtedness and other liabilities of the Company's subsidiaries, except to the extent the Company is a creditor of such subsidiaries ranking at least pari passu with such other creditors. The Indenture does not limit the aggregate amount of indebtedness, including Senior Indebtedness and indebtedness ranking pari passu with the Securities, that may be incurred by the Company or its subsidiaries.

     The Indenture and the Securities do not contain any covenants or other provisions designed to afford holders of the Securities protection in the event of a highly leveraged transaction involving the Company or any of its subsidiaries or partnerships.

Optional Redemption

     Except as provided under "--Special Redemption" and "--Redemption for Changes in Canadian Tax Law," the Company may not redeem the Securities prior to March 31, 2003. On and after such date, the Securities are redeemable, in whole or in part, at any time other than during an Extension Period (as defined below) and from time to time on not less than 30 days' and not more than 60 days' prior written notice, at the following percentages of the principal amount of the Securities to be redeemed plus accrued and unpaid interest thereon to the date of such redemption if redeemed during the twelve-month period commencing on March 31, in each of the following years indicated:

    Year                Redemption       Year                       Redemption
                          Price                                       Price

    2003.............   104.725%         2007....................   102.025%
    2004.............   104.050%         2008....................   101.350%
    2005.............   103.375%         2009 ...................   100.675%
    2006.............   102.700%         2010 and thereafter.....   100.000%

     The principal and interest payable on any redemption date are payable in cash by the Company, or at the option of the Company, by the delivery of preferred shares of the Company that are not redeemable at the option of the holder thereof ("Preferred Shares") or Common Shares of the Company or other equity securities of the Company ("Equity Securities"), or any combination thereof as the Company shall determine, in which event the holders of the Securities shall be entitled to receive cash payments equal to the applicable redemption price of the Securities from the proceeds of the sale by the Trustee of the requisite Preferred Shares, Common Shares or Equity Securities, as the case may be. In this prospectus, the Preferred Shares, Common Shares or Equity Securities, as the case may be, will be referred to as the "Shares." See "--Share Payment Election" below.

Special Redemption

     At any time other than during an Extension Period, and from time to time prior to March 31, 2003, the Company may redeem the Securities at its option, in whole or in part, at a redemption price of 106.75% of the principal amount of the Securities, plus accrued and unpaid interest to the redemption date, if any ("special redemption"), if the trading price of Common Shares equals or exceeds $91.01 per share on the NYSE for 20 trading days within any 30 consecutive trading days ending one day prior to the day on which the Company sends out a special redemption notice. If the Company undertakes a special redemption, holders of Securities called for redemption will, in addition to the payments required by the preceding sentence, receive an "additional payment" in an amount equal to the present value of the aggregate amount of the interest that would thereafter have been payable on the Securities from the special redemption date to March 31, 2003, called the "additional period." The Company is obligated to make the additional payment on all Securities called for special redemption, whether or not those Securities are converted into Common Shares prior to the


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

special redemption date. The present value will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the additional period on the day immediately preceding the date on which a notice of special redemption is mailed.

Redemption for Changes in Canadian Tax Law

     The Securities also may be redeemed, at the option of the Company, in whole but not in part, at any time other than during an Extension Period following the occurrence of a Redemption Tax Event, on not less than 30 days and not more than 60 days prior written notice, on a redemption date falling on or after the 91st day following the occurrence and during the continuance of a Redemption Tax Event if, within the 90-day period following such Redemption Tax Event, the Company is unable to avoid the adverse effect of such Redemption Tax Event by taking some Ministerial Action (as defined in the Indenture) or pursuing some other reasonable measure that will have no adverse effect on the Company or the holders of the Securities. The redemption price for the Securities in such circumstance shall be 100% of the principal amount thereof plus accrued and unpaid interest to the date of redemption. The redemption price is payable in cash or, at the option of the Company, by delivery of Shares to the Trustee. See "--Share Payment Election."

     A "Redemption Tax Event" means that the Company shall have delivered to the Trustee an opinion of a nationally recognized independent Canadian tax counsel experienced in such matters to the effect that a relevant tax law change has occurred. A "relevant tax law change" is (1) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of Canada or any political subdivision or taxing authority thereof or therein, as applicable, or (2) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority including, for greater certainty, an assessment or reassessment of the Company by the Canada Customs and Revenue Agency or any federal or provincial taxation authority (and also including the enactment of any legislation and the publication of any judicial decision or regulatory determination), in either case, which amendment or change occurs after the date of this prospectus and as a result of which (assuming that such amendment or change is enacted or is applied to the Company) there is more than an insubstantial risk that (A) the Company could become liable to pay, on the next date on which any amount would be payable with respect to the Securities, any Additional Amounts (as defined herein) (which are more than a de minimis amount), or (B) the Company could be denied the deduction of interest paid or payable in respect of the Securities in computing its income for the purposes of the Income Tax Act (Canada) (the "ITA") or a provincial or territorial income tax statute in Canada.

Canadian Withholding Taxes

     All payments made by or on behalf of the Company under or with respect to the Securities will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax ("Canadian Taxes") unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.

     If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Securities, the Company will pay as additional interest such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Securities after such withholding or deduction (including with respect to Additional Amounts) will not be less than the amount the holder of Securities would have received if such Canadian Taxes had not been withheld or deducted (a similar payment will also be made to holders of Securities (other than Excluded Holders as defined herein) that are exempt from withholding but required to pay tax under Part XIII of the ITA



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

directly on amounts otherwise subject to withholding); provided, however, that no Additional Amounts will be payable with respect to a payment made to a holder of Securities (an "Excluded Holder") in respect of the beneficial owner thereof:

     (1) with which the Company does not deal at arm's length (for purposes of the ITA) at the time of the making of such payment,

     (2) which is subject to such Canadian Taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes or

     (3) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof otherwise than by the mere holding of Securities or the receipt of payment thereunder.

     The Company will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. The Company will pay all taxes, interest and other liabilities which arise by virtue of any failure of the Company to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. The Company will furnish to the holder of the Securities, within 30 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Company.

     The foregoing obligations shall survive any termination, defeasance or discharge of the Indenture.

Interest

     Each Security shall bear interest from March 22, 2000 payable in U.S. dollars, at the rate of 6.75% per annum payable quarterly in arrears except as provided below, on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2000 (each an "Interest Payment Date"), to the person in whose name such Security is registered at the close of business on the relevant record date (the "Record Date"), subject to certain exceptions. The relevant record date for the payment of interest on an Interest Payment Date for such Securities will be the preceding March 15, June 15, September 15 or December 15, as applicable.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Securities is not a Business Day (a day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by applicable law, regulation or executive order to close), then payment of the interest otherwise due on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

     Interest payments will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or Maturity Date, as the case may be.

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

Option to Extend Interest Payment Periods

     The Company shall have the right, at any time and from time to time, subject to certain conditions, to defer payments of interest on the Securities by extending the interest payment periods on the Securities for periods (each such period, an "Extension Period"), each not exceeding 20 consecutive quarterly periods; provided that during any Extension Period:

     (1) the Company shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, other than:

          (A) as a result of an exchange or conversion of any class or series of the Company's capital stock or rights to acquire such stock for any other class or series of the Company's capital stock or rights to acquire such stock,

          (B) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

          (C) dividends or distributions made with respect to either the Company's capital stock or rights to acquire such capital stock, payable in either the Company's capital stock or rights to acquire such capital stock,

          (D) purchases of Common Shares related to the issuance of Common Shares or rights or options under any of the Company's benefit plans for its directors, officers, employees or other persons within the definition of "employee" under any employee benefit plan of the Company, or related to the issuance of Common Shares or rights under a dividend reinvestment plan or stock purchase plan, provided that such benefit, dividend reinvestment or stock purchase plan shall have been in existence for at least 180 days prior to any such purchase (such purchases and issuances being referred to collectively as, "exchanges under the Employee Benefit Plans"),

          (E) redemptions or repurchases of any rights outstanding under a shareholder rights plan, and

     (2) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities or indebtedness for money borrowed (excluding, for the avoidance of doubt, Senior Indebtedness in respect of which such payments, repayments, repurchases and redemptions may be made and also excluding trade payables arising in the ordinary course of business) issued or incurred by the Company that ranks pari passu with or junior to the Securities.

     Prior to the termination of any Extension Period, the Company may further defer payments of interest by extending the Extension Period of the Securities; provided, however, that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the Securities. Upon the termination of any Extension Period and the payment of all Deferred Interest, the Company may commence a new Extension Period for up to 20 consecutive quarterly periods, subject to the terms described herein. There may be multiple Extension Periods of various lengths, each of up to 20 consecutive quarterly periods, throughout the term of the Securities, but none of the Extension Periods may extend beyond the stated maturity of the Securities.



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

     During an Extension Period, interest will accrue and will compound quarterly. Each Extension Period shall end on an Interest Payment Date. All interest accrued during an Extension Period ("Deferred Interest") shall be paid on the Interest Payment Date at the end of such Extension Period. No interest payments will be required to be made during an Extension Period except at the end thereof.

     The Company shall give the holders of the Securities notice of its initiation of any Extension Period at least 20 Business Days prior to the earlier of (1) the next succeeding Interest Payment Date or (2) the date upon which the Company is required to give notice to any applicable self-regulatory organization or holders of the Securities of the record date or payment date, in each such case with respect to interest payments the payment of which is being deferred.

     The Company has no current intention of invoking an Extension Period.

Conversion Rights

     The Securities are convertible at any time prior to maturity (the "Conversion Expiration Date") at the option of the holder thereof and in the manner described below, into Common Shares at $60.674 per share (equal to an initial conversion ratio of .8241 Common Shares per Security, subject to adjustment as described under the caption "--Conversion Price Adjustments" below.) The conversion rights of the Securities called for redemption will be terminated at the close of business on the Business Day immediately preceding the date fixed for redemption. Prior to March 31, 2005, upon the occurrence of a Transaction (as defined below) in which 100% of the value of the consideration received by holders of Common Shares consists of cash (an "All Cash Transaction"), the conversion rights of the Securities will be terminated on the date upon which the holders of Common Shares shall have the right to receive such cash. Holders who exercise their conditional conversion rights (as described below) after the announcement of an All Cash Transaction will receive accrued and unpaid interest to the Entitlement Date (as defined below) on such converted Securities.

     A holder of Securities wishing to exercise its conversion right shall surrender such Securities, together with an irrevocable conversion notice to the Trustee, as conversion agent or to such other agent appointed for such purpose (the "Conversion Agent"). The conversion date will be the date on which the Securities and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will deliver to the Conversion Agent certificates for the number of Common Shares issuable upon conversion with any fractional shares rounded up to full shares or, at the Company's option, payment in cash in lieu of any fractional share. Notwithstanding the foregoing, in the event of a proposed All Cash Transaction, a holder of Securities may conditionally exercise its conversion right prior to the Entitlement Date with respect to such All Cash Transaction. If such All Cash Transaction is not consummated, the Conversion Agent shall return the Securities subject to such conditional conversion to the holder.

     Except in the case of an All Cash Transaction as described above, accrued and unpaid interest will not be paid on Securities that are converted; provided, however, that holders of Securities at the close of business on a Record Date will be entitled to receive the interest payable, in cash, on such Securities on the corresponding Interest Payment Date notwithstanding the conversion of such Securities on or subsequent to such a Record Date but prior to such Interest Payment Date. Except as provided in the immediately preceding sentence, the Company will make no payment or allowance for accrued and unpaid interest, whether or not in arrears, on converted Securities. As described above under "--Special Redemption" any additional payment payable on Securities called for redemption will be payable whether or not those Securities are converted into Common Shares prior to the special redemption date. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which proper notice was received by the Conversion Agent.



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

     The Common Shares issued upon conversion of Securities will be validly issued, fully paid and non-assessable. No fractional shares will be issued as a result of conversion, but in lieu thereof such fractional interest, at the Company's option, will be paid in cash. See "Description of Capital Stock."

Conversion Price Adjustments

     General. The conversion price will be subject to adjustment in certain events including, without duplication: (i) the payment of dividends (and other distributions) payable exclusively in Common Shares on Common Shares; (ii) the issuance to all holders of Common Shares of rights or warrants entitling holders of such rights or warrants (for a period not exceeding 45 days) to subscribe for or purchase Common Shares at less than 100% of the then Current Market Price;
(iii) subdivisions and combinations of its outstanding Common Shares; (iv) reclassification of the Common Shares into Common Shares and securities other than Common Shares not constituting a Fundamental Change; (v) the payment of dividends (and other distributions) to all holders of Common Shares consisting of evidences of indebtedness of the Company, securities or capital stock, cash or assets (but excluding those rights or warrants referred to above in clause
(ii) and dividends and distributions paid exclusively in cash); (vi) the payment of dividends (and other distributions) on Common Shares paid exclusively in cash, excluding cash dividends if the annualized per share amount thereof does not exceed 10% of the last sale price of Common Shares, as reported on the NYSE, on the trading day immediately preceding the date of declaration of such dividend (such adjustment being limited to the amount in excess of 10% of such Current Market Price); and (vii) payment in respect of a tender or exchange offer (other than an odd-lot offer) by the Company or any subsidiary of the Company for Common Shares in excess of 110% of the Current Market Price of Common Shares on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

     The Company from time to time may reduce the conversion price of the Securities by any amount selected by the Company (and determined by the Company's Board of Directors to be in the Company's best interests) for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction. The Company may, at its option, also make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

     No adjustment of the conversion price will be made upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under any such plan, or the issuance of any Common Shares or options or rights to purchase such shares pursuant to any present or future employee benefit plan or program of the Company or pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security which does not constitute an issuance to all holders of Common Shares (or a class thereof) of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase Common Shares at less than 100% of the Current Market Price. There shall also be no adjustment of the conversion price in case of the issuance of any Common Shares (or securities convertible into or exchangeable for Common Shares), except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to holders of the Securities. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     Merger, Amalgamation, Arrangement, Consolidation or Sale of Assets of the Company. In the event that the Company is a party to any transaction (including, without limitation, a merger other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Common Shares), amalgamation, arrangement, consolidation, continuance, sale of all or substantially all of the assets of the Company, recapitalization, holding company reorganization or reclassification of Common Shares or any compulsory share exchange (each of the foregoing being referred to as a "Transaction"), in each case, as a result of which Common Shares shall be converted into the right to receive, or shall be exchanged for, (i) in the case of any Transaction other than a Transaction involving a Stock Fundamental Change (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), securities, cash or other property, each Security shall thereafter be convertible into the kind and, in the case of a Transaction which does not involve a Fundamental Change, amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which a Security was convertible immediately prior to such Transaction (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), or (ii) in the case of a Transaction involving a Stock Fundamental Change, each Security shall thereafter be convertible (in the manner described herein) into common stock of the kind received by holders of Common Shares (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such Transaction constitutes a Fundamental Change). The holders of Securities have no voting rights with respect to any Transaction described in this section. The Company has agreed in the Indenture that until March 31, 2005 it will not enter into any Transaction unless provision is made that upon conversion the holders of the Securities will receive only Common Shares of the Company or common shares of a successor obligor of the Company which for each of the 10 consecutive days prior to the Entitlement Date have been admitted for listing or admitted for listing subject to notice of issuance on a U.S. national securities exchange or quoted on the Nasdaq National Market or any other quotation system on which such common shares are admitted to trading or quoted. In addition, prior to March 31, 2005, the Company shall not enter into a Transaction, other than an All Cash Transaction, unless the person into whose common stock the Securities will thereafter be convertible shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, all of the obligations of the Company on all of the Securities and under the Indenture. Upon execution of such supplemental indenture, the Company's obligations on the Securities and under the Indenture will be released.

     In a Non-Stock Fundamental Change where the initial value received per Common Share (measured as described in the definition of Applicable Price) is lower than the then applicable conversion price of a Security but greater than or equal to the Reference Market Price, the conversion price will be adjusted as described below with the effect that each Security will be convertible into securities, cash or property of the same type received by the holders of Common Shares in the Transaction but in an amount per Security that would at the time of the Transaction have had a value equal to the then applicable redemption price per Security set forth under the caption "--Optional Redemption" above.

     In a Non-Stock Fundamental Change where the initial value received per Common Share (measured as described in the definition of Applicable Price) is lower than both the conversion price of a Security in effect prior to any adjustment described below and the Reference Market Price, the conversion price will be adjusted as described below but calculated as though such initial value had been the Reference Market Price.

     A Transaction that would have been a Non-Stock Fundamental Change will be treated differently during the first five years. In a transaction where the holders of Common Shares receive only cash, the conversion rights on the Securities will be terminated upon consummation of the Transaction and the Company will be obligated, within 30 days of the consummation of the Transaction, to make an offer to purchase the Securities at 100% of the principal amount, plus accrued and unpaid interest to the purchase date. If a Holder elects to convert its Securities after announcement of a cash tender offer to participate in such Transaction, the Holder will receive accrued and unpaid interest to the conversion date. In a Transaction where the holders of Common Shares receive common stock but its value represents not more than 50% of the value of the consideration received, the Transaction will be treated like a Stock Fundamental Change and the Company will be obligated, within 30 days of the consummation of the Transaction, to make an offer to purchase the Securities at 100% of the principal amount, plus accrued and unpaid interest to the purchase date.

     In a Stock Fundamental Change, the following adjustments are designed to provide in effect that (a) where Common Shares are converted partly into such common stock and partly into other securities, cash, or property, each Security will be convertible solely into a number of shares determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price) equals the value of the Common Shares into which such Security was convertible immediately before the Transaction (measured as aforesaid) and (b) where the Common Shares are converted solely into such common stock, each Security will be convertible into the same number of shares receivable by a holder of the number of Common Shares into which such Security was convertible immediately before such Transaction.

     If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below.

     The conversion price in the case of any Fundamental Change will be adjusted immediately after such Fundamental Change:

     (i) in the case of a Non-Stock Fundamental Change, the conversion price of the Securities immediately following such Non-Stock Fundamental Change will be the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change (after giving effect to any other adjustments effected pursuant to the preceding paragraphs) and
          (B) the product of (1) the greater of the Applicable Price and the then applicable Reference Market Price and (2) a fraction, of which the numerator is 100.0% and of which the denominator will be an amount based on the date such Non-Stock Fundamental Change occurs. For the 12-month period beginning March 31, 2000 (and during the period from March 22, 2000 to March 31, 2000) the denominator will be 106.75%, and the denominator will decrease by .675% during each successive 12-month period; provided, that the denominator shall in no event be less than 100.0%.

     (ii) in the case of a Stock Fundamental Change, the conversion price of the Securities immediately following such Stock Fundamental Change will be the conversion price in effect immediately prior to such Stock Fundamental Change (after giving effect to any adjustments effected pursuant to the preceding paragraphs) as adjusted by multiplying such conversion price by a fraction, of which the numerator will be the Purchaser Stock Price and of which the denominator will be the Applicable Price; provided, however, that in the event of a holding company reorganization of the Company or in the event of a Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Shares is common stock of the successor, acquiror, or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Stock Fundamental Change) and (B) all Common Shares will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror, or other third party, the conversion price of the Securities immediately following such Stock Fundamental Change will be the conversion price in effect immediately prior to such Stock Fundamental Change as adjusted by multiplying such conversion price by a fraction, of which the numerator will be one and of which the denominator will be the number of shares of the successor, acquiror, or other third party received by a holder of one Common Share as a result of such Stock Fundamental Change.

     The term "Applicable Price" means, (i) in the case of a Non-Stock Fundamental Change in which the holders of the Common Shares receive only cash, the amount of cash received by the holder of one Common Share and (ii) in the event of any other Non-Stock Fundamental Change or any Stock Fundamental Change, the average of the Closing Prices for the Common Shares during the 10 trading days prior to the record date for determination of the holders of Common Shares entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the Common Shares shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred to as the "Entitlement Date"), in each case as adjusted in good faith by the Company to appropriately reflect any of the events referred to in clauses (i) through (vii) of the first paragraph under "--Conversion Price Adjustments--General."

     The term "Closing Price" means on any day the reported last sale price on such day or, in case no sale takes place on such day, the average of the reported closing bid and asked prices in each case on the NYSE Composite Tape or, if the stock is not traded on the NYSE, on the principal national securities exchange or quotation system on which such stock is listed or admitted to trading, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of such stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by the NASD member firm, selected from time to time by the Board of Directors of the Company for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of the Company.

     The term "Current Market Price" of Common Shares means the average of the last reported sale prices, regular way, for the 10 consecutive trading-day period ending on the date of such determination, or if no sale takes place on any such day, the average of the reported closing bid and asked prices on such days, regular way, in either case as reported on the NYSE Composite Tape, or, if the Common Shares are not listed or admitted to trading on the NYSE on such day, on the principal national securities exchange or quotation system on which the Common Shares are listed or admitted to trading, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average closing bid and asked prices of the Common Shares in the over-the-counter market for such 10 consecutive trading-day period as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available, in such manner, as furnished by the NASD member firm selected from time to time by the Board of Directors of the Company for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of the Company.

     The term "Fundamental Change" means the occurrence of any Transaction or event in connection with a plan pursuant to which all or substantially all of the Common Shares shall be exchanged for, converted into, acquired for, or constitute solely the right to receive securities, cash or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, amalgamation, arrangement, continuance, combination, reclassification, recapitalization, or otherwise), provided that, in the case of a plan involving more than one such Transaction or event, for purposes of adjustment on the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Shares shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash or other property, but the adjustment shall be based upon the consideration that a holder of Common Shares received in such Transaction or event as a result of which more than 50% of the Common Shares shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property.

     The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Stock Fundamental Change.

     The term "Purchaser Stock Price" means, with respect to any Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Stock Fundamental Change for the 10 consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by the Company to appropriately reflect any of the events referred to in clauses (i) through (vii) of the first paragraph under "--Conversion Price Adjustments--General."

     The term "Reference Market Price" shall initially mean $33.71 (which is an amount equal to 66 2/3% of the last reported sale price for Common Shares on the NYSE on March 16, 2000) and in the event of any adjustment of the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the Securities.

     The term "Stock Fundamental Change" means either (i) any Fundamental Change that is a holding company reorganization provided that immediately after such Fundamental Change the Common Shares of the holding company in such Transaction are admitted for listing on a national securities exchange or for quotation on the Nasdaq National Market, (ii) any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of the Company) of the consideration received by holders of Common Shares consists of common stock that for each of the 10 consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market or (iii) any Transaction prior to March 31, 2005.

Change of Control

     Prior to March 31, 2005, upon the occurrence of a Change of Control Triggering Event that is a Stock Fundamental Change by virtue of only clause
(iii) of the definition of Stock Fundamental Change (a "Change of Control"), each holder has the right to require the Company to repurchase all of such holder's Securities in whole or in part (equal to $50 or an integral multiple thereof) (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") in cash equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Payment Date (as defined below) on the terms described below.

     Within 30 days following any Change of Control, the Company or the Trustee (at the expense of the Company) will mail a notice to each holder and to the Trustee stating, among other things:

     (i) that a Change of Control has occurred and a Change of Control Offer is being made as provided for in the Indenture, and that, although holders are not required to tender their Securities, all Securities that are timely tendered will be accepted for payment;

     (ii) the Change of Control Purchase Price and the repurchase date, which will be no earlier than 30 days and no later than 60 days after the date such notice is mailed (the "Change of Control Payment Date");

     (iii) that any Security accepted for payment pursuant to the Change of Control Offer (and duly paid for on the Change of Control Payment
          Date) will cease to accrue interest after the Change of Control Payment Date; and

     (iv) the instructions and any other information necessary to enable holders to tender their Securities and have such Securities purchased pursuant to the Change of Control Offer.

     The Company will comply with any applicable tender offer rules (including, without limitation, any applicable requirements of Rule 14e-1 under the Exchange
Act) in the event that the Change of Control Offer is triggered under the circumstances described herein.

     The existence of the holders' rights to require, subject to certain conditions, the Company to repurchase Securities upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. The source of funds for the repurchase of Securities upon a Change of Control will be the Company's cash or cash generated from operations or other sources, including borrowings or sales of assets. There can be no assurance that the Company will have sufficient funds at the time of any Change of Control to make any debt payment (including repurchases of Securities) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). Future credit agreements or other agreements relating to indebtedness to which the Company becomes a party may prohibit the Company from purchasing any Securities as a result of a Change of Control and/or provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price for all Securities timely tendered pursuant to such offer or at a time when the Company is prohibited from purchasing the Securities (and the Company is unable either to obtain the consent of the holders of the relevant indebtedness or to repay such indebtedness), an Event of Default would occur under the Indenture.

     The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and repurchases all Securities validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control Triggering Event" means: (i) a determination by the Company that any person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Voting Stock of the Company; (ii) the Company is merged with or into or amalgamated or consolidated with another corporation and, immediately after giving effect to the merger, amalgamation or consolidation, less than 50% of the outstanding Voting Stock of the surviving or resulting entity is then beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate by: (x) the stockholders of the Company immediately prior to such merger, amalgamation or consolidation, or
(y) if the record date has been set to determine the stockholders of the Company entitled to vote on such merger, amalgamation or consolidation, the stockholders of the Company as of such a record date; (iii) the sale, lease, transfer, conveyance or other distribution (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, including Capital Stock of subsidiaries of the Company, to any person or group of related persons for purposes of Section 13(d) of the Exchange Act; (iv) the adoption of a plan relating to the liquidation or dissolution of the Company; or (v) the first day on which a majority of the individuals who constitute the board of directors of the Company are not Continuing Directors.

     "Capital Stock" in any Person means any and all shares, interests, partnership interests, participations or other equivalents however designated in the equity interest in such person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire any equity interest in such person.

     "Continuing Director" means an individual who: (i) is a member of the board of directors of the Company and (ii) either: (A) was a member of the board of directors of the Company on the date of the Indenture, or (B) whose nomination for election or election to the board of directors of the Company was approved by vote of a majority of the Continuing Directors who were members of such board at the time of such election or nomination.

     "Voting Stock" means with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holder thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

Share Payment Election

     The Company may elect, from time to time, to satisfy its obligation to pay any Deferred Interest on any Interest Payment Date or to pay the applicable redemption price or the principal amount of the Securities plus accrued and unpaid interest thereon on the date it is payable under the Indenture (the "Maturity Date") by delivering Shares in accordance with the Indenture (the "Share Payment Election"). The Indenture provides that, upon such election, the Trustee shall:

     (1) accept delivery of Shares from the Company plus cash in an amount equal to the value of any fractional Share,

     (2) accept bids with respect to, and consummate sales of, such Shares, each as the Company shall direct in its absolute discretion,

     (3) invest the proceeds of such sales in short-term United States Government Obligations (as defined in the Indenture) specified by the Company which mature prior to the applicable Interest Payment Date or Maturity Date, and use such proceeds to pay the Deferred Interest or applicable redemption price or principal amount of the Securities plus accrued and unpaid interest thereon, as the case may be, and

     (4)  perform any other action necessarily incidental thereto.

     Neither the Company's making of the Share Payment Election nor the consummation of sales of Shares on the Share Delivery Date will (1) result in the holders of the Securities not being entitled to receive, in accordance with the foregoing procedures, on the applicable Interest Payment Date cash in an aggregate amount equal to the Deferred Interest payable on such Interest Payment Date or redemption price or principal amount of the Securities plus accrued and unpaid interest thereon on the Maturity Date, as the case may be, or (2) entitle such holders to receive any Shares in satisfaction of the Company's obligation to pay such Deferred Interest or redemption price or principal amount of the Securities plus accrued and unpaid interest thereon, as the case may be.

     The Company shall make a Share Payment Election by delivering written notice (the "Share Election Notice") to the Trustee no later than the earlier of
(1) the date required by applicable law or the rules of any stock exchange on which the Securities are then listed or (2) 15 days prior to the applicable Interest Payment Date or Maturity Date to which the Share Payment Election relates.

     The Trustee shall, in accordance with such notice, deliver requests for bids (each a "Share Bid Request") to investment banks, brokers or dealers selected by the Company. Such notice shall direct the Trustee to solicit and accept only such bids, and the Share Bid Request shall make the acceptance of any bid conditional on the acceptance of such bids, that together shall provide for the delivery and sale of Shares against payment of the Share Election Amount on the date (the "Share Delivery Date") that is no earlier than 90 days and no later than one Business Day prior to the applicable Interest Payment Date or Maturity Date.

     The "Share Election Amount" means an amount of aggregate proceeds, based on the bids obtained pursuant to the Share Bid Request, of the sale of Shares on the Share Delivery Date, equal to the Deferred Interest or redemption price or principal amount of the Securities plus accrued and unpaid interest thereon, as the case may be, payable on such Interest Payment Date or Maturity Date less any amount attributable to any fractional Share. The Share Election Notice shall provide for, and all such bids shall be subject to, the right of the Company, by delivering written notice to the Trustee at any time prior to the consummation of such delivery and sale on the Share Delivery Date, to withdraw the Share Payment Election (which will have the effect of withdrawing the Share Bid Request), whereupon the Company shall be obligated to pay in cash the Deferred Interest or redemption price or principal amount of the Securities plus accrued and unpaid interest thereon, as applicable.

     The Trustee shall inform the Company promptly following the receipt of any bid or bids for Shares. The Trustee shall accept such bid or bids as the Company (in its absolute discretion) shall direct, provided that the aggregate proceeds of all such sales on the Share Delivery Date must equal the Share Election Amount. In connection with any bids so accepted, the Company, the Trustee and the applicable bidders shall, not later than the Share Delivery Date, enter into customary purchase agreements (in each case, a "Share Purchase Agreement") and shall comply with all applicable laws, including the securities laws of the United States and Canada, the rules and regulations of any stock exchange on which the Shares are then listed and the laws, rules and regulations of any jurisdiction in which the Shares may be offered for sale. The Company shall pay all fees and expenses in connection with the Share Purchase Agreements.

     Provided that (1) all conditions specified in each Share Purchase Agreement to the closing of all sales thereunder have been satisfied, other than the delivery of the Shares to be sold thereunder against payment of the Share Election Amount, and (2) the purchasers under the Share Purchase Agreements shall be ready, willing and able to perform thereunder, in each case on the Share Delivery Date, the Company shall, on the Share Delivery Date, deliver to the Trustee the Shares to be sold on such date, cash in an amount equal to the value of any fractional Shares and an officer's certificate to the effect that all conditions precedent to such sales, including those set forth in the Indenture and in each Share Purchase Agreement, have been satisfied.

     Upon such deliveries, the Trustee shall consummate such sales on such Share Delivery Date by delivery of the Shares to such purchasers against payment to the Trustee in immediately available funds of the purchase price therefor in an aggregate amount equal to the Share Election Amount, whereupon the sole right of a holder of a Security in respect of such Deferred Interest or redemption price or principal amount of the Security plus accrued and unpaid interest thereon, as the case may be, will be to receive cash from the Trustee from the proceeds of the sale of the Shares plus any amount received by the Trustee from the Company in respect of any fractional Share in full satisfaction of such Deferred Interest or redemption price or principal amount of the Security plus accrued and unpaid interest thereon, as the case may be, and the holder of such Security will have no further recourse to the Company in respect of such Deferred Interest or redemption price or principal amount of the Security plus accrued and unpaid interest thereon, as the case may be.

     The Trustee shall use the sale proceeds of the Shares (together with any cash received from the Company in respect of any fractional Share) to purchase short-term United States Government Obligations specified by the Company which mature prior to the applicable Interest Payment Date or Maturity Date, and which the Trustee is required to hold until maturity (the "Share Proceeds Investment") on the Share Delivery Date and shall on such date deposit the balance, if any, in the Property Account (as defined in the Indenture), together with any portion or all of such sales proceeds to the extent the Trustee is unable for any reason whatsoever to use such sale proceeds to purchase the short-term United States Government Obligations on the Share Delivery Date for such Securities.

     The Trustee shall hold the Share Proceeds Investment under its exclusive control and shall hold such investments (but not income earned thereon) in an irrevocable trust for the benefit of the holders of the Securities. One Business Day prior to the applicable Interest Payment Date or Maturity Date, the Trustee shall deposit amounts from the proceeds of the Share Proceeds Investment in the Property Account to bring the balance of the Property Account to the Share Election Amount (plus the value of any fractional Share). On such Interest Payment Date or Maturity Date, the Trustee shall apply the funds held in the Property Account to payment of Deferred Interest or redemption price or principal amount of the Securities plus accrued and un-paid interest thereon, as the case may be, to the holders of record of the Securities on the applicable record date and shall remit amounts, if any, in respect of income earned on the Share Proceeds Investment or otherwise in excess of the Share Election Amount (plus the value of any fractional Share) to the Company.

     The Company shall indemnify and hold harmless the Trustee and (on an after-tax basis) the holders of Securities, and any person who controls any such holder within the meaning of any applicable securities laws, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by any such person in connection with defending or investigating any such action or claim) caused by or arising in connection with any Share Payment Election or any withdrawal thereof, except in each case for any losses, claims, damages or liabilities caused by any such person's negligence or misconduct. If the indemnification provided for in this paragraph shall be unavailable to an indemnified person or insufficient in respect of any losses, claims, damages or liabilities referred to herein, then the Company shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Company and such indemnified person and any other equitable considerations.

Mergers, Consolidations or Amalgamations

     The Indenture provides that the Company may not consolidate or amalgamate with or merge with or into any other company or other body or convey, transfer or lease its properties and assets substantially as an entirety to any other Person, unless, among other things, (1) the entity formed by such consolidation or amalgamation or into which the Company is merged or the Person which shall have acquired or leased such properties or assets shall be a company, partnership or trust organized under the laws of Canada or any province or territory thereof or the United States, any state thereof or the District of Columbia, and, unless the Company is the continuing company, such entity shall expressly assume the Company's obligation for the due and punctual payment of the principal of and interest on all the Securities and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed and (2) immediately after giving effect to such transaction, no Event of Default (as herein defined) or event that after notice or passage of time or both would be an Event of Default shall have occurred and be continuing. The Company shall be considered to be the continuing Company in the event of an amalgamation by the Company with any wholly-owned subsidiary.

Events of Default

     The Indenture provides that any one or more of the following described events which has occurred and is continuing constitutes an "Event of Default" with respect to the Securities:

     (1) failure for 30 days to pay interest on the Securities in cash or pursuant to the Share Payment Election when due; provided that a valid extension of an interest payment period by the Company shall not constitute a default in the payment of interest for this purpose;

     (2) failure to pay principal on the Securities in cash or pursuant to the Share Payment Election when due whether at maturity, upon redemption, by declaration or otherwise;

     (3) failure to observe or perform any other covenant contained in the Indenture or the Securities for 60 days after written notice thereof to the Company from the Trustee or the holders of at least 25% in principal amount of the outstanding Securities;

     (4) the Company fails to comply with any of the covenants or agreements contained in "Change of Control"; or

     (5) certain events of bankruptcy, insolvency or reorganization of the Company under a bankruptcy or insolvency law.

     The holders of a majority in aggregate principal amount of the outstanding Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. The Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Securities may declare the principal of and the interest on the Securities (including accrued interest, if any), and any other amounts payable under the Indenture to be forthwith due and payable immediately upon an Event of Default, but the holders of a majority in aggregate principal amount of the outstanding Securities may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due with respect to the Securities otherwise than by acceleration has been deposited with the Trustee.

     The holders of a majority in aggregate principal amount of the outstanding Securities may, on behalf of the holders of all Securities, waive any past default and its consequences, except (1) a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Trustee) or (2) a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Security.

     The Indenture provides that no holder of the Securities may institute any proceeding with respect to the Indenture unless: (1) such holder shall have previously given to the Trustee written notice of any Event of Default and continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding Securities shall have requested the Trustee to institute such proceeding and shall have offered the Trustee reasonable indemnity in respect thereof, (3) the Trustee shall not have instituted such proceeding within 60 days of such request, and (4) the Trustee shall not have received directions inconsistent with such written request by the holders of a majority in aggregate principal amount of the outstanding Securities.

     Notwithstanding the foregoing, the holder of any Security has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Security on the due date thereof (as the same may be deferred in accordance with the provisions of the Indenture) and to institute suit for the enforcement of such payment, and such rights shall not be impaired without the consent of such holder.

Limitation on Transactions

     The Indenture provides that if (1) the Company shall exercise its right to defer payment of interest as provided in the Indenture and so long as any Extension Period with respect thereto is continuing, or (2) there shall have occurred and be continuing any Event of Default, then:

     (A) the Company shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock, other than

          (i) as a result of an exchange or conversion of any class or series of the Company's capital stock or rights to acquire such stock for any other class or series of the Company's capital stock or rights to acquire such stock,

          (ii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

          (iii) dividends or distributions made with respect to either the Company's capital stock or rights to acquire such capital stock, payable in either the Company's capital stock or rights to acquire such capital stock,

          (iv) exchanges under the Employee Benefit Plans, or

          (v) redemptions or repurchases of any rights outstanding under a shareholder rights plan, and

     (B) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities or indebtedness for borrowed money (excluding, for the avoidance of doubt, Senior Indebtedness, in respect of which such payments, repayments, repurchases and redemptions may be made and also excluding trade payables arising in the ordinary course of business) issued or incurred by the Company that rank pari passu with or junior to the Securities.

The Depository, Book-Entry and Settlement

     DTC will act as securities depository for the Securities. The Securities will be issued only as Global Securities registered in the name of Cede & Co. (DTC's partnership nominee).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Securities as represented by a global certificate.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing company" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act (as defined herein). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing companies and certain other organizations ("Direct Participants").

     DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners hold Securities. Transfers of ownership interests in the Securities will be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Securities, except in the event that use of the book-entry system for the Securities is discontinued.

     To facilitate subsequent transfers, all the Securities deposited by Participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the Securities. DTC's records will reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such Securities to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to the Securities. Under its usual procedures, DTC will mail an omnibus proxy to the Direct Participants as soon as possible after the relevant record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the omnibus proxy). The Company believes that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a Security.

     Payments of interest on the Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name", and such payments will be the responsibility of such Participants and not of DTC or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of interest to DTC is the responsibility of the Company, disbursements of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of an interest in a Global Security will not be entitled to receive physical delivery of Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC, the Direct Participants and the Indirect Participants to exercise any rights under the Securities.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Discontinuance of Depository's Services

     A Global Security shall be exchangeable for Securities registered in the names of persons other than DTC or its nominee or a successor depository or its nominee only if:

     (1) DTC or such successor depository, as applicable, notifies the Company that it is unwilling or unable to continue as a depository for such Global Security and no successor depository shall have been appointed by the Company within 90 days of such notice,

     (2) DTC or such successor depository, as applicable, at any time, ceases to be a clearing agency registered under the Exchange Act at which time DTC or such successor depository, as applicable, is required to be so registered to act as such depository and no successor depository shall have been appointed by the Company within 90 days,

     (3) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable or

     (4) there shall have occurred and shall be continuing an Event of Default with respect to the Securities.

     Any Global Security that is exchangeable pursuant to the preceding paragraph shall be exchangeable for Securities registered in such names as DTC or such successor depository, as applicable, shall direct. Such instructions will be based upon directions received by DTC from its Participants or such successor depository from its participants with respect to ownership of beneficial interests in such Global Security.

Defeasance and Discharge

     Under the terms of the Indenture, the Company will be discharged from any and all obligations in respect of the Securities (except for, among other things, certain obligations with respect to denominations and provisions for payment of the Securities and obligations to register the transfer or exchange of the Securities, to replace stolen, lost or mutilated Securities, to maintain paying agencies, to hold moneys for payment in trust and to pay any Additional Amounts), if:

     (1) the Company deposits with the Trustee, in trust, monies or United States Government Obligations in an amount sufficient to pay all the principal of and interest on the Securities on the dates such payments are due in accordance with the terms of such Securities,

     (2) no Default or Event of Default shall have occurred and be continuing on the date of deposit or, with respect to certain events of bankruptcy or insolvency, at any time during the period ending on the 91st day after such deposit,

     (3) the defeasance would not result in a breach or violation of the Indenture or any other material agreement by which the Company is bound,

     (4) the Company shall have delivered to the Trustee an opinion of nationally recognized counsel experienced in such matters to the effect that, based upon a change in applicable United States federal income tax law after the date of the Indenture or the Company's receipt from, or the publication by, the Internal Revenue Service of a ruling, the holders of such Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred and

     (5) the Company has delivered to the Trustee an opinion of counsel qualified to practice in Ontario or a ruling from the Canada Customs and Revenue Agency to the effect that the holders of the Securities will not recognize income, gain or loss for Canadian federal or Ontario income tax or other tax purposes and will not be subject to witholding tax as a result of such defeasance and will be subject to Canadian federal and Ontario income tax and other tax on the same amounts and in the same manner and at the same times as would have been the case had such defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the Securities are not resident in Canada).

     Prior to depositing such amounts, the Company may give the Trustee notice, which shall be irrevocable, of its election to redeem any or all of the Securities at a future date.

Modification of the Indenture and Securities

     Without the consent of any holder of Securities, the Company and the Trustee may amend or supplement the Indenture or the Securities, among other things, to cure any ambiguity, defect or inconsistency or to make any change that does not adversely affect the rights of any holder of the Securities in any material aspect. Other modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Securities; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Security affected thereby, be made to:

     (1) change the stated maturity of the principal of, or any installment of principal of, or interest on any Security, including any requirement of the Company to pay Additional Amounts,

     (2) reduce the principal amount of Securities or the accrued and unpaid interest thereon, or the rate of interest, if any, on any Security or alter the provisions with respect to the price to be paid upon redemption of any Security;

     (3) change the place or currency of payment of principal of or interest on the Securities;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to the Securities on or after the due date thereof;

     (5) modify the conversion or subordination provisions applicable to the Securities or the definition of "Senior Indebtedness" in a manner adverse to the holders thereof;

     (6) reduce the percentage in principal amount of Outstanding Securities the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

     (7) modify any of the provisions of certain sections as specified in the Indenture including the provisions summarized in this paragraph.

Governing Law

     The Indenture and the Securities are governed by and construed in accordance with the laws of the State of New York.

Consent to Service

     In connection with the Indenture, the Company designated and appointed CT Corporation System, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Indenture or the Securities that may be instituted in any federal or New York state court located in the Borough of Manhattan, in The City of New York, or brought by the Trustee (whether in its individual capacity or in its capacity as Trustee under the Indenture), and has irrevocably submited to the non-exclusive jurisdiction of such courts.

Enforceability of Judgments

     Since substantially all of the assets of the Company, as well as the assets of most of the directors and officers of the Company, are outside the United States, any judgment obtained in the United States against the Company or certain of the directors or officers thereof, including judgments with respect to the payment of principal on the Securities, may not be collectible within the United States.

     The Company has been informed by Stikeman Elliott, Canadian counsel for the Company, that the laws of the Province of Ontario and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of Ontario on any final and conclusive judgment in personam of any federal or state court located in the State of New York (a "New York Court") against the Company, which judgment is subsisting and unsatisfied for a sum certain with respect to the enforcement of the Indenture and the Securities that is not impeachable as void or voidable under the internal laws of the State of New York if (1) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Ontario (and submission by the Company in the Indenture to the jurisdiction of the New York Court will be sufficient for that purpose); (2) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are understood under the laws of the Province of Ontario or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (3) the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors' rights and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of Ontario; (4) no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the court in the Province of Ontario; (5) interest payable on the Securities is not characterized by a court in the Province of Ontario as interest payable at a criminal rate within the meaning of
Section 347 of the Criminal Code (Canada); and (6) the action to enforce such judgment is commenced within the appropriate limitation period; except that any court in the Province of Ontario may only give judgment in Canadian dollars. In the opinion of such counsel, there are no reasons under present laws of the Province of Ontario for avoiding recognition of such judgments of New York Courts under the Indenture or on the Securities based upon public policy.

     The Company has been advised by such counsel that there is doubt as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of civil liabilities predicated solely upon the United States federal securities laws.

                          DESCRIPTION OF CAPITAL STOCK

     The following includes information concerning our common shares, based on Canadian law and a summary of certain provisions of our Articles of Amalgamation ("Articles") and by-laws, each as amended. This information and summary do not purport to be complete and are qualified in their entirety by reference to the full Articles of Amalgamation.

General

     As a result of the filing of articles of amendment on December 31, 1999, our authorized capital stock now consists of an unlimited number of common shares and an unlimited number of class A special shares (the "Class A Special Shares").

Capital Stock

     Each holder of common shares is entitled to one vote per share, which may be given in person or by proxy, in the election of directors of the Company and on all other matters submitted to a vote of our shareholders. The holders of common shares are entitled to share pro rata in any dividends declared by our board of directors out of funds legally available therefor, subject to preferential rights of the Class A Special Shares. In the event of liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of common shares are entitled to receive all of our assets remaining after the payment of all of our liabilities, subject to the preferential right of Class A Special Shares or any other shares which may rank prior to the common shares. There are no preemptive or conversion rights, and the common shares are not subject to redemption. All common shares now outstanding and to be outstanding upon exercise of the outstanding options and warrants are, or will be, fully paid and non-assessable.

     Our by-laws provide for certain rights of our shareholders in accordance with the provisions of the Business Corporations Act (Ontario). Such by-laws may be amended either by a majority vote of the shareholders or by a majority vote of the board of directors. Any amendment of the by-laws by action of the board of directors must be submitted to the next meeting of the shareholders whereupon the by-law amendment must be confirmed, confirmed as amended or repealed by a majority vote of the shareholders voting on such matter.

     Shareholders do not have cumulative voting rights for the election of directors. Therefore, the holders of more than 50% of the shares voting for the election of directors could, if they choose to do so, elect all of the directors and, in such event, the holders of the remaining shares would not be able to elect any director.

     While the payment of dividends rests within the discretion of the board of directors, we presently intend to retain all earnings, if any, in the foreseeable future for use in the development of our business.

     ChaseMellon Shareholder Services, LLC and CIBC Mellon Trust Company are the principal transfer agents and registrars for the common shares in the United States and Canada, respectively.

     There is no provision in our Articles or by-laws that would have the effect of delaying, deferring or preventing a change in control in the Company or that would operate only with respect to an extraordinary corporate transaction involving the Company, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets or liquidation. However, certain special requirements apply to the acquisition by a non-Canadian of control of a Canadian business.

Class A Special Shares

     The Class A Special Shares may be issued from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions, including, without limitation, the rate or amount of dividends or the method of calculating dividends, the dates of payment, the redemption, purchase and/or conversion, and any sinking fund or other provisions, subject to regulatory approval, if applicable, which the board of directors determines by resolution. The Class A Special Shares rank prior to the common shares with respect to payment of dividends and distributions in the event of the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Company. The Class A Special Shares of any series may also be given such other preferences, not inconsistent with our Articles, over the common shares and any other shares ranking junior to such Class A Special Shares as may be fixed by the directors. The Class A Special Shares of any series may be made convertible into common shares. Unless the directors otherwise determine, or except as otherwise required by law, the holder of each share of a series of Class A Special Shares shall not be entitled to vote at any meeting of shareholders of the Company. No Class A Special Shares have been issued to date.

Item 2.           Exhibits

     1. Form of Indenture (incorporated by reference to Exhibit 7.2 to Amendment No. 2 to Biovail Corporation's Registration Statement on Form F-10, Registration No. 333-11580).

     2. Form of Debenture (included in immediately preceding exhibit).

     3. Specimen Stock Certificate for Biovail Corporation International Common Shares (incorporated by reference to Biovail's Registration Statement on Form F-4, Registration No. 33-74120).

     4. Form of Warrant Agreement between Biovail Corporation International and Chase Mellon Shareholder Services, L.L.C., as Warrant Agent (incorporated by reference to Exhibit 4.2 to the F-1/F-3 Registration Statement, Reg. No. 333-10860).

     5. Form of Warrant (incorporated by reference to Exhibit 4.3 to the F-1/F-3 Registration Statement, Reg. No. 333-10860).

     6. Articles of Amalgamation of Biovail Corporation International (incorporated by reference to Biovail Corporation International's Registration Statement on Form F-4, Registration No. 33-74120).

     7. Articles of Amendment of Biovail Corporation International (incorporated by reference to Biovail's Registration Statement on Form 8-A, Registration No. 001-14956, filed on March 17, 2000).

     8. Articles of Amalgamation of Biovail Corporation (incorporated by reference to Biovail's Registration Statement on Form 8-A, Registration No. 001-14956, filed on March 17, 2000).

     9. By-Law No. A of Biovail Corporation International (incorporated by reference to Biovail's Registration Statement on Form 8-A, Registration No. 001-14956, filed on March 17, 2000).

                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        BIOVAIL CORPORATION


Date:  June 5, 2000                     By:  /s/ John Miszuk
                                             ---------------------------------
                                             Name:  John Miszuk
                                             Title: Vice President, Controller

                                  EXHIBIT INDEX
Number              Description

1. Form of Indenture (incorporated by reference to Exhibit 7.2 to Amendment No. 2 to Biovail Corporation's Registration Statement on Form F-10, Registration No. 333-11580).

2.   Form of Debenture (included in immediately preceding exhibit).

3. Specimen Stock Certificate for Biovail Corporation International Common Shares (incorporated by reference to Biovail's Registration Statement on Form F-4, Registration No. 33-74120).

4. Form of Warrant Agreement between Biovail Corporation International and Chase Mellon Shareholder Services, L.L.C., as Warrant Agent (incorporated by reference to Exhibit 4.2 to the F-1/F-3 Registration Statement, Reg. No. 333-10860).

5. Form of Warrant (incorporated by reference to Exhibit 4.3 to the F-1/F-3 Registration Statement, Reg. No. 333-10860).

6. Articles of Amalgamation of Biovail Corporation International (incorporated by reference to Biovail's Registration Statement on Form F-4, Registration No. 33-74120).

7. Articles of Amendment of Biovail Corporation International (incorporated by reference to Biovail's Registration Statement on Form 8-A, Registration No. 001-14956, filed on March 17, 2000).

8. Articles of Amalgamation of Biovail Corporation (incorporated by reference to Biovail's Registration Statement on Form 8-A, Registration No. 001-14956, filed on March 17, 2000).

9. By-Law No. A of Biovail Corporation International (incorporated by reference to Biovail's Registration Statement on Form 8-A, Registration No. 001-14956, filed on March 17, 2000).